Filed Pursuant to Rule 424(b)(7)
                                                     Registration No. 333-135708

Prospectus Supplement
(to Prospectus dated July 11, 2006)


                            EAGLE BULK SHIPPING INC.
                         160,000 SHARES OF COMMON STOCK


     This Prospectus Supplement is related to 160,000 shares of our Common Stock which may be sold from time to time by Glickenhaus & Co.

     This Prospectus Supplement supplements the information contained in our Prospectus dated July 11, 2006 (as amended or supplemented, the "Prospectus"), relating to the potential sale from time to time of up to 2,750,000 shares of Common Stock of Eagle Bulk Shipping Inc. by certain of our stockholders who acquired the shares in connection with a private placement completed on June 28, 2006. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information supplements the information set forth in the Prospectus under the caption "Selling Stockholders" with respect to the Selling Stockholders, the number of Shares being offered by the Selling Stockholders and the number and percentage of shares of Common Stock beneficially owned by the Selling Stockholders before and after the offering of shares of Common Stock pursuant to the Prospectus:

                                                     Selling Stockholder        Common Stock to be       Percentage of Class
    Name of Selling         Common Stock Owned        Total Common Stock        owned after the          owned after the
      Stockholder             Before Offering           Hereby Offered              Offering                  Offering
      -----------             ---------------           --------------              --------                  --------
   Glickenhaus & Co.              376,535                  160,000                   216,535                   0.60%


             The date of this Prospectus Supplement is July 20, 2006





SK 25083 0001 687996a